EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Voluntary Investment Pension Plan for Hourly Employees of the Timken Company, for the registration of 400,000 common shares of The Timken Company of our reports dated February 15, 2019, with respect to the consolidated financial statements and schedule of The Timken Company and subsidiaries and the effectiveness of internal control over financial reporting of The Timken Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 15, 2019